                                                                     EXHIBIT 11

                         EARNINGS PER SHARE COMPUTATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                          THREE MONTH PERIOD           NINE MONTH PERIOD
                                                          ENDED SEPTEMBER 30,         ENDED SEPTEMBER 30,
                                                        ------------------------    ----------------------
                                                          1998           1997         1998          1997
                                                        ----------     ---------    ---------     --------
EARNINGS PER COMMON AND DILUTIVE
  POTENTIAL COMMON SHARES:
  Net Income                                            $    7,738     $   6,949    $  22,363     $ 17,650
                                                        ==========     =========    =========     ========
  Shares:
  Weighted average number of common
      shares outstanding                                    26,566        21,259        26,199      21,018
  Weighted average number of additional shares
      issuable for dilutive potential shares (a)               548         1,082           670       1,233
                                                        ----------     ---------    ----------    --------
        Adjusted common shares                              27,114        22,341        26,869      22,251
                                                        ==========     =========    ==========    ========
EARNINGS PER SHARE - DILUTED                            $     0.29     $    0.31    $     0.83    $   0.79
                                                        ==========     =========    ==========    ========

(a) Shares issuable were derived using the "Treasury Stock Method" for all dilutive potential shares.